                                                                    Exhibit 10.8


                                 AMENDMENT NO. 1
                                       TO
                      CELL THERAPY MANUFACTURING AGREEMENT

     AMENDMENT NO. 1 (this "Amendment"), dated as of October 18, 2004, to that certain CELL THERAPY MANUFACTURING AGREEMENT (the "Agreement"), dated as of October 29, 2003, between Cambrex Bio Science Walkersville, Inc., a Delaware Corporation ("CBSW"), and Ortec International, Inc., a Delaware corporation ("Ortec") (each of CBSW and Ortec, a "Party" and, collectively, the "Parties"). Defined terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

                                    RECITALS

         WHEREAS, pursuant to the Agreement, subject to certain limitations, CBSW agreed to manufacture, and Ortec agreed to purchase from CBSW, Ortec's commercial requirements for Product; and

         WHEREAS, the Parties desire to amend the Agreement to reflect, among other things, the fact that CBSW has agreed to distribute Product in the United States on behalf of Ortec pursuant to the Sales Agency Agreement, dated as of the date hereof, between Ortec and CBSW (the "Sales Agency Agreement").

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, CBSW and Ortec hereby agree as follows:

          1. Section 1.30 of the Agreement pertaining to the definition of "Phase I" is hereby amended to change the reference to "Section 2.6" to "Section 2.7".

          2. Section 2.5 (Manufacture by CBSW) of the Agreement pertaining to the delivery obligations of CBSW during the Production Term for Phase I is hereby amended such that, in addition to CBSW's obligation to deliver Product to Client or to a third party at Ortec's direction, CBSW shall be responsible for delivering Product directly to customers of the Product in the United States pursuant to and in accordance with the Sales Agency Agreement.

          3. Section 3.3.2 (Custom Production Suite) of the Agreement pertaining to the amount to be contributed by Ortec for the construction of the Custom Production Suite is hereby amended to lower the maximum amount of construction and validation costs for which Ortec shall be responsible (the "Construction Fee") to 50% of such costs (up to a maximum contribution of $1,000,000) from 50% of such costs (up to a maximum contribution of $2,500,000). The Construction Fee shall remain payable in five installments as set forth in Section 3.3.2 of the Agreement.

          4. Section 3.4 (Manufacture by CBSW) of the Agreement pertaining to the delivery obligations of CBSW during the Production Term for Phase II is hereby amended such that, in addition to CBSW's obligation to deliver Product to Client or to a third party at Ortec's direction, CBSW shall be responsible for delivering Product directly to customers of the Product in the United States pursuant to and in accordance with the Sales Agency Agreement.

          5. For the avoidance of doubt, each reference to Ortec's commercial requirements for Product in Section 6.1 (Requirements) of the Agreement shall be deemed to include all Products to be sold by CBSW on behalf of Ortec pursuant to the Sales Agency Agreement. Notwithstanding anything to the contrary contained in Section 6.1 or any other Section of the Agreement, in the event that CBSW advises Ortec that CBSW will be unable to, or is in fact unable to, supply Ortec's commercial requirements of Product (such an event, a "Product Shortage"), and such Product Shortage is primarily due to production capacity restraints and occurs prior to the completion of a New Custom Production Suite (as defined in the Sales Agency Agreement) or the occurrence of an Other Capacity Event (as defined in the Sales Agency Agreement), Ortec shall not have the right to order and purchase the remaining quantity of its commercial requirements for Product from sources other than CBSW unless CBSW fails to remedy such Product Shortage within the six-month period following such Product Shortage. In addition, after the completion of a New Custom Production Suite or the occurrence of an Other Capacity Event, in the event that a Product Shortage occurs primarily as a result of a significant increase in customer demand for Product, Ortec shall not have the right to order and purchase the remaining quantity of its commercial requirements for Product from sources other than CBSW unless CBSW fails to remedy such Product Shortage within the six-month period following such Product Shortage; provided, however, that, if the Custom Production Suite has previously been built and Ortec has paid to CBSW the associated Construction Fee, CBSW shall be solely responsible for all costs associated with implementation of such remedy (e.g., construction costs associated with expansion of Production Suite), other than the fees described in paragraphs 3, 4, 6, 7, 8, 9 and 10 of Schedule 11.1.

          6. Section 6.2 (Forecasting and Order Process) of the Agreement, to the extent pertaining to (i) Ortec's obligation to supply CBSW with forecasts for its requirements of commercial Product in the United States and (ii) Ortec's obligations with respect to the submission of binding orders for Ortec's requirements of commercial Product in the United States, is hereby deleted. Hereafter, Ortec shall only be obligated to provide forecasting and otherwise act pursuant to Section 6.2 of the Agreement to the extent such forecasting and other obligations relate to the manufacture of Product by CBSW for distribution outside the United States ("Non-US Distributed Products"). Instead of rolling 12-month forecasts, Ortec shall provide rolling 24-month forecasts of its monthly requirements of Non-US Distributed Products with the first forecasted month being at least 120 days in advance of such forecast date. CBSW shall, within 60 days after receiving each such forecast, notify Ortec if any portion of the first 12 months of each such forecast (each, a "12-Month Forecast") exceeds CBSW's production capacity less CBSW's requirements of US Distributed Products (as defined below) (but not including previous forecasted amounts not timely objected to by CBSW in connection with previous 12-Month Forecasts). Subject to CBSW's production capacity, CBSW shall be responsible for forecasting CBSW's requirements of commercial Product to be sold by CBSW, on behalf of Ortec, to customers in the United States pursuant to the Sales Agency Agreement. Subject to CBSW's obligation to notify Ortec if any portion of a 12-Month Forecast exceeds CBSW's production capacity as described above, CBSW shall only be obligated to deliver Non-US Distributed Products to Ortec up to CBSW's production capacity amount, less the amount of

Product required by CBSW for sale, on behalf of Ortec, to customers in the United States pursuant to the Sales Agency Agreement ("US Distributed Products"). Subject to Ortec paying to CBSW the Construction Fee when such fee becomes due and payable under the Agreement, to the extent that CBSW's supply obligations with respect to US Distributed Products are made subject to CBSW's production capacity, with respect to each full Target Year (as defined in the Sales Agency Agreement) commencing after the expiration of the six-month period after the completion of a New Custom Production Suite or the occurrence of an Other Capacity Event, whichever is earlier (but no sooner than 2006), such limitation shall only apply to the extent CBSW's requirements of US Distributed Products for a particular Target Year exceed an amount equal to (x) 75% of the Total US Forecast Amount (as defined in the Sales Agency Agreement) applicable to such Target Year, less (y) the number of Non-US Distributed Products delivered to Ortec during such Target Year.

          7. Section 6.3 (Packaging and Shipping) of the Agreement (other than the first sentence thereof), to the extent pertaining to the Parties' obligations in connection with the shipment of US Distributed Products, is hereby deleted. Hereafter, Product intended for distribution to customers in the United States under the Sales Agency Agreement shall be shipped by CBSW, on behalf of Ortec, FCA (Incoterms 2000), delivered at the Facility by CBSW to a common carrier chosen by CBSW. Title and risk of loss of all Products shall pass to Ortec upon delivery by CBSW to the carrier at the Facility. It is understood and agreed by the Parties that the shipping costs in connection with each shipment of US Distributed Product constitutes a part of the Transaction Fee (as defined in the Sales Agency Agreement) associated with each customer order of such Product pursuant to the Sales Agency Agreement.

          8. The provision to Ortec of required shipping documentation and the shipment approval process as set forth in Section 7.2 (Approval of Shipment) of the Agreement shall also apply to shipments of US Distributed Product, except that the Acceptance Period with respect to US Distributed Product shall be shortened from 15 days to 7 days. Notwithstanding Section 7.2.3, if no Disapproval Notice with respect to a shipment of US Distributed Product is received by CBSW within such 7-day period, such shipment shall be deemed approved by Ortec.

          9. Section 11.7 (Method of Payment) of the Agreement is hereby amended such that, in addition to payment by check, wire transfer or money order, payments due to CBSW under the Agreement (or a portion thereof) may be made in the form of a deduction by CBSW of the amounts payable to Ortec pursuant to
Section 3(c)(i) of the Sales Agency Agreement or pursuant to Section 2 of the Consent and Agreement, dated as of the date hereof, between Paul Royalty Fund, L.P. and CBSW.

          10. Section 12.5 (Publicity) of the Agreement is hereby amended such that CBSW shall be permitted to refer to, display and use Ortec's name and trademarks pursuant to and in accordance with the Sales Agency Agreement.

          11. Section 16.2.4.2 of the Agreement is hereby amended to delete the phrase "below in Section 16.2.4.5(d)" and to replace such phrase with "Schedule 3.5.1".

          12. Commencing with calendar year 2006 and thereafter, CBSW shall not, without Ortec's prior written consent, invoice Ortec for Products manufactured and released more than 3 months in advance of the first day of the calendar month in which such Product is forecasted to be sold, as shown in the applicable annual U.S. sales forecast of Product (expressed as a number of Product units) which shall be mutually agreed upon by the Parties from time to time. CBSW shall invoice Ortec for each such Product only after a period of 3 months has passed from the date such Product was released. For purposes of this Section 12, the invoice amount attributable to each such Product shall be equal to the quotient of: (i) the total amount that would have been invoiced to Ortec for services provided by CBSW under the Agreement during the calendar month in which such Product was manufactured had it not been for the prohibition contained in this
Section 12 and (ii) the total number of Product units manufactured by CBSW during such calendar month.

          13. Effective simultaneously with the termination of the Sales Agency Agreement, this Amendment (other than Sections 1 and 11) shall become null and void and be of no further force and effect. Thereafter, the rights and obligations of the Parties under the Agreement shall be governed solely by the terms and condition set forth therein, without giving effect to any of the provisions contained in this Amendment (other than Sections 1 and 11). As such, for the avoidance of doubt, upon termination of the Sales Agency Agreement, Ortec shall once again be responsible for paying (to the extent not already paid or credited) 50% of the Custom Production Suite construction costs up to a maximum amount of $2,500,000 (and not $1,000,000); provided, however, that if
(x) CBSW terminates the Sales Agency Agreement pursuant to Section 11(a)(3) or 11(a)(7) thereof or (y) Ortec terminates the Sales Agency Agreement pursuant to
Section 11(a)(1) or 11(a)(2) thereof, Ortec shall only be responsible for paying up to a maximum amount of $1,000,000 (and not $2,500,000).

          14. This Amendment constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof.

          15. This Amendment will be governed by and construed in accordance with the internal laws of the State of Maryland, without giving effect to any conflicts of laws provisions thereof that would cause the application of the laws of a different jurisdiction. The second sentence of Section 18.6 of the Agreement is hereby amended to delete the second sentence thereof and to replace such sentence with the following sentence: "All suits, disputes, actions, and other legal proceedings related to or arising out of this Agreement, will be brought in the state or federal courts located in New York City, New York."

          16. This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          17. This Amendment may not be amended or modified, and no provisions hereof may be waived, without the written consent of the Parties.

          18. Each provision of this Amendment will be treated as a separate and independent clause, and the unenforceability of any one clause will in no way impair the enforceability of any of the other clauses herein. If one or more of the provisions contained in this Amendment will for any reason be held to be excessively broad as to scope, activity, subject or otherwise, so as to be unenforceable at law, such provision or provisions will be construed by the appropriate judicial body by limiting or reducing it or them so as to be enforceable to the maximum extent compatible with the applicable law as it will then appear.

         IN WITNESS WHEREOF, the Parties have executed this Amendment as of the day and year first above written.

   WITNESS:                                 ORTEC INTERNATIONAL, INC.


   By: /s/ Alan Schoenbart                  By: /s/ Ron Lipstein
     -------------------------                ----------------------------------
                                             Ron Lipstein
                                             Vice Chairman, Board of Directors


   WITNESS:                                 CAMBREX BIO SCIENCE
                                            WALKERSVILLE, INC.


   By: /s/ David W. Smith                   By: /s/ David Eansor
     -------------------------                ----------------------------------
                                             N. David Eansor
                                             President
                                             BioProducts Strategic Business Unit